Vantage Health Announces Appointment of Edward Rollins, Former Advisor to Four U.S. Presidents, to Its Board of Directors

Redwood City, CA – September 29, 2014 – Vantage Health Inc., (OTCQB: VNTH) (“Vantage Health” or (the “Company”) today announced the appointment of Edward Rollins to its Board of Directors.

Mr. Rollins currently serves as a senior advisor for Teneo, a global advisory firm that partners exclusively with CEOs and senior leaders of many of the world’s largest and most complex companies and organizations. Mr. Rollins is an internationally renowned public and corporate relations strategist and well-known political commentator. He has appeared on CNN, Meet the Press, Face the Nation, and many other major network news stations and talk shows. He has advised Fortune 400 chief executives and leaders of major trade associations on corporate reputation, crisis management, advertising, public relations, and governmental affairs.

In addition to his role at Teneo, Mr. Rollins is the senior presidential fellow at Hofstra University’s Center for the Study of the American Presidency in New York, and works for Fox News as a senior political analyst.

Previously, Mr. Rollins advised four United States Presidents. He was the Assistant to the President in charge of the White House Office of Political Affairs and the White House Office of Intergovernmental Affairs and deputy chief of staff during the Reagan administration.

His most prominent role in politics came in 1984, where he managed President Ronald Reagan’s reelection campaign, winning 49 of 50 states. He was the first non-member of Congress to serve as the Chairman of the National Republican Congressional Committee and the Chief Political Advisor to the House Republican Leadership.

In addition to managing President Reagan’s campaign, Mr. Rollins has had major roles in nine other Presidential campaigns. He was also involved in hundreds of campaigns at the state, congressional and local level. Prior to his Washington service, Mr. Rollins was the Republican Chief of Staff and Assistant to the Speaker of the California Assembly.

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Mr. Rollins was the recipient in 2010 of the Ellis Island Medal of Honor and was inducted into the Political Consultants Hall of Fame in 2011.

His memoir, Bare Knuckles and Back Rooms, was the number-one selling political book in America in 1996 and made the top of the New York Times best-seller list and every other best seller list.

He is a graduate of California State University, Chico where he was a Varsity athlete, student body president and a nationally top ranked amateur boxer compiling a record of 164 wins and 2 losses. He earned his BA in political science and Physical Education and was the Varsity boxing coach of the team that won the National College Boxing Championship. He did graduate work at Washington University in Saint Louis where he was the Assistant Vice Chancellor for Student Affairs and taught Political Science.

About Vantage Health Inc.

Vantage Health Inc. - a mobile health technology company - is developing personalized and point-of-care screening using Apps based upon chemical sensing residing within a Bluetooth device that works with any smartphone. With its foundations in advanced nanotechnology, the company’s first product, the Vantage Health Sensor, which is in development, is the convergence of nano-electronics, bio-informatics, and wireless technology to create the next generation mobile health application. The first mobile App is expected to be for lung cancer screening with additional mobile healthcare Apps in the planning stages. The company has offices in Redwood City, CA and New York. For more information, please visit http://www.vantagehealthinc.com

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include, among other things statements with respect to our objectives and strategies to achieve those objectives, as well as statements with respect to our beliefs, plans, expectations, anticipations, estimates or intentions. Such forward-looking statements may also include statements, among other things, concerning the efficacy, safety and intended utilization of Vantage’s product candidates, the conduct and results of future clinical trials, plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include, among others, the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, trials may have difficulty enrolling, Vantage may not obtain approval to market its product candidates, or outside financing may not be available to meet capital requirements. These forward-looking statements are based on our current expectations. We caution that all forward-looking information is inherently uncertain and actual results may differ materially from the assumptions, estimates or expectations reflected or contained in the forward-looking information, and that actual future performance will be affected by a number of factors, including economic conditions, technological change, regulatory change and competitive factors, many of which are beyond our control. Therefore, future events and results may vary significantly from what we currently foresee.

For a further list and description of the risks and uncertainties the Company faces, please refer to the Company’s most recent Annual Report on Form 10-K and other periodic and other filings Vantage files with the Securities and Exchange Commission and are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and Vantage assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investors:
CSIR Group, LLC.
Christine Petraglia
212-386-7082

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